EXHIBIT 23.1

[Letterhead of PricewaterhouseCoopers]

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Forms F-10, F-4 and S-4 of our report dated February 21, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Angiotech Pharmaceuticals, Inc., which appears in the Form 6-K/A of Angiotech Pharmaceuticals, Inc.’s furnished on March 1, 2007.

We also consent to the references to us under the headings “Independent Accountants” in such Registration Statement and “Management’s Responsibility for Financial Reporting” and “Management’s Report on Internal Control over Financial Reporting” in the Form 6-K/A.

/s/ PricewaterhouseCoopers LLP

Vancouver, Canada

March 8, 2007